U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2008

GREATBATCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16137	16-1531026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
9645 Wehrle Drive, Clarence, New York	14031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (716) 759-5600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2008, Greatbatch, Inc. (the "Company") issued a press release announcing the appointment of Dr. Helena S. Wisniewski to its Board of Directors (the "Board"). Her appointment was effective March 3, 2008. She also will serve on the Board’s Corporate Governance and Nominating Committee as well as the Science & Technology Development Committee. Dr. Wisniewski’s term as director will last until the next annual meeting of stockholders.

Dr. Wisniewski is Vice President, Research and Enterprise Development at the Stevens Institute of Technology, a position she has held since 2004. Prior to joining the Stevens Institute, Dr. Wisniewski was Chief Executive Officer and Chairman of Aurora Boimetrics, a company she founded. Prior to that, Dr. Wisniewski was a senior executive at Lockheed Corporation and a Vice President of Titan Corporation. She also created and directed the first mathematics program at the Defense Advanced Research Projects Agency and held a key position at the CIA.

Dr. Wisniewski is Chairman of Attila Technologies, LLC, a company that provides continuous broadband on demand communication devices despite congested airways. She recently was appointed by the Secretary of the Navy to the Naval Research Advisory Committee. Dr. Wisniewski has received awards for her significant contributions to science, technology and leadership, and has patents pending in areas including biometrics, a field in which she has played key roles in development and commercialization since 1987.

A copy of the press release is filed as exhibit 99.1 to this report.

Item 9.01     Financial Statements and Exhibits.

         (d)  Exhibits

          99.1  Press Release dated March 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREATBATCH, INC.

Dated:	March 4, 2008	By:	/s/ Thomas J. Mazza
Thomas J. Mazza
Senior Vice President and
Chief Financial Officer